Exhibit (6)(v)(xxi)

COLLEGE RETIREMENT EQUITIES FUND

(CREF)

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Endorsement to Your CREF Retirement Choice Annuity Contract

or Your Retirement Choice Plus Annuity Contract

[Effective Date: Upon receipt/Specific date/Attached at issue]

This endorsement is part of your contract with CREF. It modifies provisions of your CREF Retirement Choice Annuity Contract (RC) or your CREF Retirement Choice Plus Annuity Contract (RCP) as follows.

The following definitions are added:

A Custom Portfolios Model Service (CPMS) Program is an asset allocation program whereby contributions under the plan are allocated to model portfolios comprised of funding options in accordance with prescribed target allocation percentages. Some or all of the funding options under this contract may be administered as part of a CPMS. As provided below, for employees subscribed in a model within the CPMS, CREF will periodically execute contractholder payments to track the target allocation percentages of the models created for the CPMS. The terms of the CPMS and the particular funding options that may be administered as part of a CPMS will be as agreed upon by CREF and the contractholder. More than one model in a CPMS may be administered under the contract. However, any specific employee’s accumulation can only be managed under one model within the CPMS program at any time.

If the contract is being used in connection with an employer plan in which both an RC and RCP contract are simultaneously being used as funding vehicles and record-kept as a single plan in TIAA-CREF’s recordkeeping systems for the purposes of making CPMSs available to employees, then

•	the only amounts that may be applied to the RCP would be those associated with administering a model(s) in a CPMS.
•	CREF may transfer an employee’s accumulation between the RCP and the corresponding accounts in the RC in accordance with the terms of the CPMS as agreed upon by CREF and the contractholder under circumstances in which an employee begins or ceases participation in a model in a CPMS.

The contractholder understands and acknowledges that, in connection with any CPMS, and notwithstanding any other provisions in the contract to the contrary, each employee retains, with respect to his or her accumulation in the CPMS, the following rights to the full extent an employee may be granted these rights under the contract: the right to (i) withdraw accumulations subject to all otherwise applicable restrictions on an employee’s right to withdraw or transfer such accumulations; (ii) vote securities, or delegate the authority to vote securities to another person; (iii) be provided in a timely manner with a written confirmation or other notification of each transaction, and all other documents required by law to be provided to a security holder; and (iv) proceed directly as a security holder against the issuer of any security in the employee’s account.

A custom portfolios model service accumulation (CPMS accumulation) is the portion of the contract accumulation equal to the sum of all employees’ custom portfolio model service accumulations in a given CPMS under the contract.

An employee’s custom portfolios model service accumulation (employee’s CPMS accumulation) is the portion of the employee’s accumulation maintained for the sole purpose of providing a record of amounts accumulated in accounts in a model in a CPMS.

The definition of Contractholder payments is modified by adding the following:

A contractholder payment can include a lump-sum payment of that Account’s entire accumulation in a specific model in a CPMS under the contract.

The provision entitled Amount and effective date of contractholder payments is modified by replacing the first sentence with the following:

A contractholder payment can include a lump-sum payment of some or all of the contract’s accumulation in an account in a specific model in a CPMS under the contract, including payments made to effect transfers among the CREF accounts, or between this contract and the companion TIAA contract, if any. A contractholder payment also includes lump-sum payments and transfers of any part of an employee’s CPMS accumulation in that account effected to achieve the rebalancing objectives associated with the target allocations of the model in a CPMS.

President and
Chief Executive Officer